Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 of Fox Corporation for the exchange offer of $750,000,000 of 3.666% Senior Notes due 2022, $1,250,000,000 of 4.030% Senior Notes due 2024, $2,000,000,000 of 4.709% Senior Notes due 2029, $1,250,000,000 of 5.476% Senior Notes due 2039 and $1,550,000,000 of 5.576% Senior Notes due 2049 and to the incorporation by reference therein of our report dated August 9, 2019, with respect to the consolidated and combined financial statements of Fox Corporation, included in its Annual Report (Form 10-K) for the year ended June 30, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

New York, New York

January 9, 2020